Exhibit 99.1

Contact:	Mike Cockrell
Treasurer & Chief Financial Officer
(601) 649-4030
SANDERSON FARMS, INC. REPORTS
RESULTS FOR FIRST QUARTER OF FISCAL 2009
LAUREL, Miss. (February 26, 2009) — Sanderson Farms, Inc. (NASDAQ: SAFM) today reported results for the first fiscal quarter ended January 31, 2009.
     Net sales for the first quarter of fiscal 2009 were $388.9 million compared with $362.6 million for the same period a year ago. For the quarter, the company had a net loss of $6.7 million, or $0.33 per share, compared with net income of $6.2 million, or $0.30 per share, for the first quarter of fiscal 2008.
     “The results for the first quarter of fiscal 2009 reflect prevailing economic conditions and reduced consumer demand for protein consumed away from home,” said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “Demand for chicken products held steady in the retail grocery market, but the slowdown in restaurant traffic continues to adversely affect sales to our food service customers. While market prices improved during the quarter compared to where the markets stood at the end of fiscal 2008, it was not enough to offset our costs. Grain prices for the quarter were actually down sequentially compared to our fourth quarter of fiscal 2008, but were still higher than last year’s first quarter.”
     According to Sanderson, overall market prices for poultry products were mixed during the first quarter of fiscal 2009 compared with the same three months of fiscal 2008. A simple average of the Georgia dock price for whole chickens was approximately 13 percent higher in the Company’s first fiscal quarter compared with the same period in 2008, reflecting the relative strength of the market for chicken in the retail grocery market. Bulk leg quarter prices were down by almost 25 percent during the quarter compared with last year’s first quarter, as the difficult worldwide economic issues began to affect the Company’s export customers’ access to credit during the fourth quarter of calendar 2008. Boneless breast meat prices during the quarter were approximately 9 percent lower than the prior-year period, reflecting the soft market for any protein consumed away from home. Conversely, jumbo wing prices hit historic highs at an average of $1.15 per pound compared with an average of $1.08 per pound a year ago, reflecting strong seasonal demand during the football season and the Super Bowl. At the same time, costs for corn and soybean meal, the Company’s primary feed ingredients, increased 4.5 percent and 9.2 percent, respectively, compared with the first quarter a year ago.

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Sanderson Farms Reports Results for First Quarter of Fiscal 2009

February 26, 2009
     “We do not expect demand to improve until the economy gains some traction and consumers resume spending and dining out again,” Sanderson continued. “We will continue to manage our operations as efficiently as possible through this cycle and we do not plan to return to full production until we see an improvement in market conditions. However, we do expect that our feed costs will be lower this year as grain prices are also being affected by the economy and reduced demand.
     “We continue to believe market forces will balance supply and demand for our industry over the long-term. Until consumer demand returns, any market price improvement will have to come from supply side reductions,” concluded Sanderson.
     Sanderson Farms will hold a conference call to discuss this press release today, February 26, 2009, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company’s Web site at www.sandersonfarms.com or through www.earnings.com. To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through March 5, 2009. Those without Internet access may listen to the call by dialing (877) 718-5095.
     Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared food items. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.
     This press release contains forward-looking statements based on management’s current views and assumptions. Actual results and events may differ. For a discussion of these matters, please refer to the “Cautionary Statement Regarding Risks and Uncertainties That May Affect Future Performance” in Item 7 of the Company’s 2008 Annual Report on Form 10-K and please refer to the cautionary statement found in Management’s Discussion and Analysis of Financial Condition and Results of Operations under the heading “General” in Part I, Item 2 of the Quarterly Report on Form 10-Q for the Company’s first quarter ended January 31, 2009.

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Sanderson Farms Reports Results for First Quarter of Fiscal 2009

February 26, 2009
SANDERSON FARMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	January 31,
	2009	2008
Net sales	$388,884	$362,566
Costs and expenses:
Cost of sales	383,912	337,139
Selling, general and administrative	11,914	13,805

	395,826	350,944

Operating income (loss)	(6,942)	11,622

Other income (expense):
Interest income	7	72
Interest expense	(3,211)	(2,048)
Other	(3)	17

	(3,207)	(1,959)

Income (loss) before income taxes	(10,149)	9,663
Income tax expense (benefit)	(3,400)	3,441

Net income (loss)	$(6,749)	$6,222

Basic income (loss) per share	$(0.33)	$0.31

Diluted income (loss) per share	$(0.33)	$0.30

Dividends per share	$0.14	$0.14

Weighted average shares outstanding:
Basic	20,296	20,239

Diluted	20,296	20,416

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Sanderson Farms Reports Results for First Quarter of Fiscal 2009

February 26, 2009
SANDERSON FARMS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	January 31,	October 31,
	2009	2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$509	$4,261
Accounts receivable, net	65,305	63,516
Inventories	137,121	137,015
Refundable income taxes	39,658	31,033
Deferred tax asset	925	15,885
Prepaid expenses and other current assets	22,594	15,853

Total current assets	266,112	267,563

Property, plant and equipment	729,903	722,815
Less accumulated depreciation	(322,268)	(311,485)

	407,635	411,330

Other assets	2,226	2,265

Total assets	$675,973	$681,158

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$61,851	$77,565
Current maturities of long-term debt	968	1,219

Total current liabilities	62,819	78,784

Long-term debt, less current maturities	245,273	225,322
Claims payable	2,600	3,000
Deferred income taxes	20,015	20,085
Stockholders’ equity:
Common stock	20,309	20,289
Paid-in capital	29,811	28,859
Retained earnings	295,146	304,819

Total stockholders’ equity	345,266	353,967

Total liabilities and stockholder’s equity	$675,973	$681,158

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